United Security Bancshares Reports 2025 Net Income of $12.3 Million

FRESNO, CA - January 22, 2026. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended December 31, 2025. The Company reported net income of $12.3 million, or $0.70 per basic and diluted share, for the year ended December 31, 2025, compared to $14.8 million, or $0.85 per basic and diluted share, for the year ended December 31, 2024.

Fourth Quarter 2025 Highlights (as of, or for, the quarter ended December 31, 2025, except where noted):
▪On December 16, 2025, the Company announced that it signed a definitive merger agreement with Community West Bancshares pursuant to which the companies will combine in an all-stock merger transaction.
▪Net interest margin increased to 4.36% for the quarter ended December 31, 2025, compared to 4.22% for the quarter ended December 31, 2024.
▪Annualized average cost of deposits was 0.99% for the quarter ended December 31, 2025, compared to 1.11% for the quarter ended December 31, 2024.
▪Net income for the quarter increased 36.83% to $3.4 million, compared to $2.5 million for the quarter ended December 31, 2024.
▪Loan interest and fees decreased 2.36% to $13.5 million, compared to $13.8 million for the fourth quarter of 2024, due primarily to reductions in loan balances.
▪Interest income decreased 1.63% to $14.9 million, compared to $15.1 million for the fourth quarter of 2024, due to the decrease in loan and fee income and a decrease in investment securities income, partially offset by an increase in interest income on overnight investments held at the Federal Reserve.
▪Interest expense decreased 19.09% to $2.7 million, as a result of decreases in short-term borrowing costs and deposit interest expense, compared to $3.3 million for the fourth quarter of 2024.
▪Noninterest income increased 1020.83% to $1.3 million, compared to $120,000 for the quarter ended December 31, 2024. This increase was primarily due to a change in the fair value of the junior subordinated debentures (“TruPS”) of $946,000.
▪On October 1, 2025, a partial redemption of $3.0 million was recorded on TruPS, leaving a remaining contractual balance of $6.0 million at December 31, 2025. The partial redemption resulted in a gain of $240,000, which was recorded in the income statement.
▪Following the partial redemption, the total fair value of TruPS, inclusive of a change in accrued interest of $49,000, changed by $49,000 during the quarter ended December 31, 2025. A loss of $49,000 was recorded through the income statement, and a gain of less than $1,000 was recorded through accumulated other comprehensive income. For the quarter ended December 31, 2024, the total fair value of TruPS, inclusive of a change in accrued interest of $49,000, changed by $189,000. A loss of $755,000 was recorded through the income statement, and a $566,000 gain, net of tax, was recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $468,000 for the quarter ended December 31, 2025, compared to $1.2 million for the quarter ended December 31, 2024. The decreased credit provision was due to a decrease in loan balances.
▪Noninterest expense increased 18.55% to $8.8 million, compared to $7.4 million for the quarter ended December 31, 2024. This increase was due primarily to merger-related expenses and an increase in salaries and employee benefits expense and partially offset by decreases in professional fees and loan expenses.
▪Annualized return on average assets (ROAA) increased to 1.12% for the quarter ended December 31, 2025, compared to 0.81% for the quarter ended December 31, 2024.
▪Annualized return on average equity (ROAE) increased to 9.67% for the quarter ended December 31, 2025, compared to 7.47% for the quarter ended December 31, 2024.
▪Total loans, net of unearned fees, decreased 1.40% to $915.4 million, compared to $928.5 million at December 31, 2024.
▪Total deposits increased 2.95% to $1.09 billion, compared to $1.06 billion at December 31, 2024.

Dennis Woods, President and Chief Executive Officer, stated, “Our fourth quarter results reflect strong execution, highlighted by net income growth compared to the fourth quarter of 2024 and net interest margin (NIM) expansion to 4.36%. Effective deposit cost management as rates shifted in 2025 drove our fourth-quarter cost of deposits to a low of 0.99%, outpacing the decrease in loan yields and expanding our net interest margin. We enter 2026 with a robust loan pipeline and a $69.4 million increase in unfunded commitments compared to the end of 2024. Furthermore, our pending merger with Community West Bancshares remains on track to close in 2026, positioning us to scale our impact and deliver enhanced value to our customers, employees, and shareholders.”

Results of Operations

Quarter Ended December 31, 2025:

For the quarter ended December 31, 2025, the Company reported net income of $3.4 million and earnings per basic and diluted share of $0.19, compared to net income of $2.5 million and $0.14 per basic and diluted share for the quarter ended December 31, 2024. Net income for the quarter ended September 30, 2025, was $4.0 million and $0.23 per basic and diluted share. Net income for the quarter ended December 31, 2025, increased 36.83% when compared to the quarter ended December 31, 2024. The increase is primarily the result of decreases of $745,000 in the provision for credit losses, $324,000 in short-term borrowing expense, and $314,000 in deposit interest expense, partially offset by increases of $1.4 million in noninterest expense and $64,000 in income tax provision expense, and decreases of $325,000 in loan and fee income and $261,000 in investment income. Also included in the increase in income was the realization of a gain of $240,000 related to the partial redemption of $3.0 million in TruPS, and an offsetting loss of $49,000 due to changes in fair value of TruPS during the quarter. ROAE for the quarter ended December 31, 2025, was 9.67%, compared to 7.47% for the quarter ended December 31, 2024. ROAA was 1.12% for the quarter ended December 31, 2025, and 0.81% for the quarter ended December 31, 2024. The increase in both ratios was due primarily to the increase in income.

The annualized average cost of deposits was 0.99% for the quarter ended December 31, 2025, compared to 1.11% for the quarter ended December 31, 2024. Average interest-bearing deposits decreased 3.22% between the periods ended December 31, 2024, and 2025, from $684.5 million to $662.4 million, respectively. Included in interest-bearing deposits are purchased brokered deposits with an average balance of $79.4 million and an average rate of 4.09% for the quarter ended December 31, 2025. The Bank held purchased brokered deposits with an average balance of $100.0 million and an average rate of 4.91% during the quarter ended December 31, 2024. The annualized average cost of funds, which includes deposit and short-term borrowing costs, was 0.99% for the quarter ended December 31, 2025, compared to 1.17% for the quarter ended December 31, 2024. This decrease was due to decreases in short-term borrowings and decreases in rates paid on deposits.

Net interest income, before the provision for credit losses, was $12.2 million for the quarter ended December 31, 2025, representing a $391,000, or 3.31%, increase from the $11.8 million reported at December 31, 2024. The increase in net interest income was driven by increases in interest on overnight investments held at the Federal Reserve and decreases in interest expense on short-term borrowings and deposits, offset by decreases in loan-interest income and investment securities interest income. The Company’s net interest margin of 4.36% for the quarter ended December 31, 2025, increased from 4.22% for the quarter ended December 31, 2024. The net interest margin increased due to decreases in interest rates on interest-bearing deposits, short-term borrowings, and TruPS outpacing decreases in interest rates on loan yields, investment securities, and overnight investments held at the Federal Reserve. While yields on interest-earning assets decreased from 5.41% to 5.33% between the two periods, including a decrease in loan yields from 5.84% to 5.80%, the cost of interest-bearing liabilities decreased from 1.86% to 1.60%. Net interest income for the quarter ended December 31, 2025, before the provision for credit losses, decreased $224,000 from the $12.4 million reported for the quarter ended September 30, 2025. This was primarily due to decreases in loan and fee income and investment securities income, offset by increases in income on overnight investments held at the Federal Reserve, and decreases in short-term borrowing expense and deposit interest expense.

Noninterest income for the quarter ended December 31, 2025, totaled $1.3 million, an increase of $1.2 million from the $120,000 in noninterest income reported for the quarter ended December 31, 2024. The increase is primarily attributed to a net gain of $191,000 recorded on the fair value of TruPS for the quarter ended December 31, 2025, compared to a recorded loss of $755,000 for the quarter ended December 31, 2024. The change in the value of TruPS reflected in noninterest income was caused by the net gain realized on the partial redemption of TruPS and fluctuations in the Secured Overnight Financing Rate (SOFR). Noninterest income decreased $273,000 from the $1.6 million reported for the quarter ended September 30, 2025. This was primarily due to a decrease in customer service fees of $104,000 for the quarter ended December 31, 2025 as well as a decrease in other noninterest income of $139,000.

Noninterest expense for the quarter ended December 31, 2025, totaled $8.8 million, reflecting a $1.4 million increase over the $7.4 million reported for the quarter ended December 31, 2024. The increase between the quarters ended December 31, 2025, and 2024, resulted primarily from $674,000 in merger-related expenses and an increase of $696,000 in salaries and employee benefit expenses, partially offset by a decrease in professional fees of $196,000. Salaries and employee benefits increased primarily due to increases of $428,000 in group insurance costs and $184,000 in employee salary expense. Noninterest expense for the quarter ended December 31, 2025, increased $1.4 million from the $7.4 million reported for the quarter ended September 30, 2025. This was due primarily to the $674,000 in merger-related expenses and an increase of $547,000 in salaries and employee benefits expense.

The efficiency ratio for the quarter ended December 31, 2025, increased to 65.09%, compared to 60.79% for the quarter ended December 31, 2024. This deterioration was due to increases in noninterest expense outpacing increases in noninterest income and net interest income. Noninterest expense increased due to merger-related expenses and increases in salaries and employee benefits. Net interest income increased due to decreases in deposit interest expense and short-term borrowings and noninterest income increased due to the change recorded on the fair value of TruPS.

The Company recorded an income tax provision of $850,000 for the quarter ended December 31, 2025, compared to $786,000 for the quarter ended December 31, 2024. The effective tax rate for the quarter ended December 31, 2025, was 19.93%, compared to 23.96% and 28.86% for the quarters ended December 31, 2024, and September 30, 2025, respectively.

Twelve Months Ended December 31, 2025:

For the year ended December 31, 2025, the Company reported net income of $12.3 million and earnings per basic and diluted share of $0.70, compared to net income of $14.8 million and $0.85 per basic and diluted share for the year ended December 31, 2024. Net income for the year ended December 31, 2025, decreased $2.5 million, or 16.88% when compared to the year ended December 31, 2024. The decrease is primarily the result of increases of $2.6 million in the provision for credit losses, $1.7 million in deposit interest expense, and $3.3 million in noninterest expense, partially offset by decreases of $3.6 million in short-term borrowing expense and $1.1 million in the income tax provision, and increases of $1.0 million on the fair value of TruPS and $190,000 in loan and fee income. ROAE for the year ended December 31, 2025, was 9.02%, compared to 11.52% for the year ended December 31, 2024. ROAA was 1.01% for the year ended December 31, 2025, compared to 1.22% for the year ended December 31, 2024. The decrease in both ratios was due primarily to the decrease in net income between the two periods.

The annualized average cost of deposits was 1.08% for the year ended December 31, 2025, compared to 0.96% for the year ended December 31, 2024. Average interest-bearing deposits increased 6.0% between the periods ended December 31, 2024, and 2025, from $639.7 million to $678.4 million, respectively. Interest-bearing deposits include purchased brokered deposits with an average balance of $94.8 million for the year ended December 31, 2025, and $47.3 million for the year ended December 31, 2024. The average rate paid for brokered deposits for the year ended December 31, 2025, was 4.43%, compared to 5.55% for the year ended December 31, 2024. The annualized average cost of funds was 1.09% for the year ended December 31, 2025, compared to 1.23% for the year ended December 31, 2024. This decrease was due to decreases in short-term borrowings and short-term borrowing rates, partially offset by increases in rates paid on deposits.

Net interest income before the provision for credit losses was $48.8 million for the year ended December 31, 2025, representing a $1.9 million, or 4.10%, increase from the $46.9 million reported at December 31, 2024. The increase in net interest income was driven by increases in loan-interest income, increases in income on overnight deposits held at the Federal Reserve, and decreases in interest expense on short-term borrowings. This increase was offset by increases in interest expense on deposits. Also included in the increase in net interest income for the year ended December 31, 2025, was an $890,000 interest payment related to a nonaccrual loan payoff. The Company’s net interest margin of 4.41% for the year ended December 31, 2025, increased from 4.26% for the year ended December 31, 2024. The increase in the net interest margin is primarily due to decreases in yields on interest-bearing liabilities outpacing decreases in yields on interest-earning assets. While yields on interest-earning assets decreased to 5.50% from 5.52% between the two periods, yields on interest-bearing liabilities decreased to 1.74% from 1.95%. Loan yields decreased from 5.97% to 5.95% between the two periods, and deposit yields increased from 1.50% to 1.67%, due primarily to higher yields on purchased brokered deposits. Interest-bearing liabilities include interest-bearing deposits, short-term borrowings, and TruPS.

Noninterest income for the year ended December 31, 2025, totaled $5.1 million, increasing $373,000 from the $4.7 million in noninterest income reported for the year ended December 31, 2024. This increase is primarily the result of a change in the fair value of TruPS. A gain of $391,000 was recorded on the fair value of TruPS for the year ended December 31, 2025, compared to a loss of $614,000 recorded for the year ended December 31, 2024. The change in the value of TruPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR). Included in the change in fair value of TruPS as of December 31, 2025, was a realized gain of $481,000 related to the partial redemption of $6.0 million of the TruPS contractual balance. This increase was partially offset by a $573,000 gain on proceeds from life insurance realized during the year ended December 31, 2024.

Noninterest expense for the year ended December 31, 2025, totaled $31.6 million, reflecting a $3.3 million increase over the $28.3 million reported for the year ended December 31, 2024. The increase between the two periods resulted partially from increases of $1.7 million in salaries and employee benefit expenses, $509,000 in data processing expenses, and $435,000 in other noninterest expense as well as merger expenses totaling $674,000. Salaries and employee benefits increased primarily due to increases of $982,000 in group insurance costs and $526,000 in employee salaries. Data processing expenses increased due to increases in core processing expenses. Other noninterest expenses increased primarily due to a $441,000 increase in OREO expense.

The efficiency ratio for the year ended December 31, 2025, increased to 58.76%, compared to 54.82% for the year ended December 31, 2024. This deterioration was due to increases in noninterest expense outpacing increases in noninterest income and net interest income.

The Company recorded an income tax provision of $4.4 million for the year ended December 31, 2025, compared to $5.5 million for the year ended December 31, 2024. The effective tax rate for the year ended December 31, 2025, was 26.40%, compared to 27.20% for the year ended December 31, 2024.

Balance Sheet Review

Total assets increased $36.6 million, or 3.02%, between December 31, 2024, and December 31, 2025. Gross loan balances decreased $12.7 million, investment securities decreased $17.5 million, and total cash and cash equivalents increased $64.7 million. Included in the decrease in gross loan balances are decreases of $17.5 million in commercial and industrial loans and $5.7 million in installment loans, partially offset by increases of $7.7 million in real estate construction and development loans, $2.4 million in agricultural loans, and $47,000 in real estate mortgage loans. Declines in the investment portfolio were primarily the result of calls on, and maturities of, four corporate securities with book values totaling $14.3 million, partially offset by a $5.4 million decrease in unrealized losses on investment securities. Unfunded loan commitments increased from $204.0 million at December 31, 2024, to $273.4 million at December 31, 2025. OREO balances increased from $4.6 million at December 31, 2024, to $8.2 million at December 31, 2025. This increase was due to a foreclosure on nonaccrual loans, resulting in the transfer of $3.3 million to OREO.

Total deposits increased $31.2 million, or 2.95%, to $1.09 billion during the year ended December 31, 2025. This was due to increases of $61.7 million in noninterest-bearing deposits, offset by decreases of $30.6 million in interest-bearing deposits. Included in interest-bearing deposits at December 31, 2025, and December 31, 2024, were brokered DDA accounts totaling $75.2 million and $100.3 million, respectively. The average rate paid for brokered deposits for the quarter ended December 31, 2025, was 4.09%. NOW and money market accounts decreased $32.3 million, time deposits decreased $1.6 million, and savings accounts increased $3.3 million. In total, NOW, money market, and savings accounts decreased 4.69% to $590.1 million at December 31, 2025, compared to $619.1 million at December 31, 2024. Noninterest-bearing deposits increased 17.14% to $421.9 million at December 31, 2025, compared to $360.2 million at December 31, 2024. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, increased $55.7 million. Purchased brokered deposits are not included in core deposits.

Shareholders’ equity at December 31, 2025, totaled $139.7 million, an increase of $9.3 million from the $130.4 million reported at December 31, 2024. The increase in equity was the result of $12.3 million in net income and a decrease of $4.5 million in accumulated other comprehensive loss, partially offset by $8.4 million in dividend payments. At December 31, 2025, the accumulated other comprehensive loss, net of tax totaled $9.9 million, compared to $14.4 million at December 31, 2024. The decrease in accumulated other comprehensive loss, net of tax, was primarily the result of a decrease of $5.4 million in unrealized losses, net of tax, on investment securities, offset by a decrease in the gain in OCI recorded on TruPS of $935,000, caused by market rate fluctuations and the partial redemption of $6.0 million of the contractual balance of TruPS. Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss. On July 1, 2025, and October 1, 2025, the Company made partial redemptions of $3.0 million each on the contractual balance of TruPS, recognizing gains of $241,000 and $240,000, respectively. At December 31, 2025, the contractual balance of TruPS totaled $6.0 million.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on December 16, 2025. The dividend was paid on January 13, 2026, to shareholders of record as of December 26, 2025, and is included in other liabilities as of December 31, 2025. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $5.6 million for the year ended December 31, 2025, compared to a provision of $3.0 million for the year ended December 31, 2024. The provisions recorded during 2025 and 2024 were primarily driven by deterioration within the student loan portfolio. Net loan charge-offs totaled $6.1 million for the year ended December 31, 2025, compared to $2.6 million for the year ended December 31, 2024.

The Company’s allowance for credit losses totaled 1.62% of the loan portfolio at December 31, 2025, compared to 1.72% at December 31, 2024. Management considers the allowance for credit losses at December 31, 2025, to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $3.3 million between December 31, 2024, and December 31, 2025, to $13.9 million. As a percentage of total assets, non-performing assets decreased from 1.42% at December 31, 2024, to 1.12% at December 31, 2025. The decrease in non-performing assets is primarily attributed to a decrease of $6.5 million in nonaccrual loans, partially offset by an increase of $3.6 million in OREO balances. During the first quarter of 2025, the Bank foreclosed on nonaccrual loans totaling $3.3 million and transferred the amount to OREO. Also included in the decrease in nonaccrual loans for the year ended December 31, 2025, was the payoff of a nonaccrual loan with a principal balance of $3.2 million, nonaccrual interest recognized of $890,000, and recovery of loan-related expenses of $168,000.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Additional Information about the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Community West Bancshares’ and United Security Bancshares’ public filings with the Securities Exchange Commission (“SEC”), including but not limited to their respective Annual Reports on Form 10-K, their Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q.

Community West Bancshares documents filed with the SEC may be obtained free of charge at Community West Bank’s website at www.communitywestbank.com, at the SEC’s website at www.sec.gov, requesting them in writing to Community West Bancshares, 7100 N. Financial Drive, Suite 101, Fresno, California 93720; Attention: Investor Relations, or by telephone at (916) 235-4617. United Security Bancshares documents filed with the SEC may be obtained free of charge at United Security Bank’s website at www.unitedsecuritybank.com, at the SEC’s website at www.sec.gov, by requesting them in writing to United Security Bancshares, 2126 Inyo Street, Fresno, California 93721; Attention: Investor Relations, or by telephone at (559)490-6261.

Community West Bancshares intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement/prospectus which will be distributed to the shareholders of Community West Bancshares and United Security Bancshares in connection with their vote on the proposed merger. Before making any voting or investment decision, investors and security holders of Community West Bancshares and United Security Bancshares are urged to carefully read the entire joint proxy statement/prospectus when it becomes available, as well as any amendments or supplements thereto, because it will contain important information about the proposed merger. Investors and security holders will be able to obtain the joint proxy statement/prospectus free of charge from the SEC’s website or from Community West Bancshares and United Security Bancshares by writing to the addresses provided in the paragraph above.

The directors, executive officers and certain other members of management and employees at Community West Bancshares and United Security Bancshares may be deemed participants in the solicitation of proxies in favor of the merger from their respective shareholders. Information about the directors and executive officers of Community West Bancshares is included in the proxy statement for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 4, 2025 and in its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 17, 2025. Information about the directors and executive officers of United Security Bancshares is included in the proxy statement for its 2025 Annual Meeting of Shareholders, which was filed with the SEC on April 7, 2025 and its Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 20, 2025.

Forward-Looking Statements

This press release contains certain forward-looking information about Community West Bancshares, United Security Bancshares, and the combined company after the close of the merger and is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks, uncertainties, and contingencies, many of which are difficult to predict and are generally beyond the control of Community West Bancshares, United Security Bancshares and the combined company. Community West Bancshares and United Security Bancshares caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. In addition to factors previously disclosed in reports filed by Community West Bancshares and United Security Bancshares with the SEC, risks and uncertainties for each institution and the combined institution include, but are not limited to the ability to complete the merger; government approval may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; approval by the shareholders of Community West Bancshares or United Security Bancshares may not be obtained; the successful integration of United Security Bancshares, or achieving expected beneficial synergies and/or operating efficiencies, in each case might not be obtained within expected time-frames or at all; the possibility that personnel changes/retention will not proceed as planned; changes in real estate markets and general economic conditions, either nationally or locally in the areas in which United Securities Bancshares conducts business; the impact on financial markets from geopolitical conflicts; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher than anticipated defaults in United Securities Bancshares’ loan portfolio; changes in management’s estimate of the adequacy of the allowance for credit losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; and other risk factors described in documents filed by Community West Bancshares and United Security Bancshares with the SEC. All forward-looking statements included in this press release are based on information available at the time of the communication. Pro forma, projected and estimated numbers are used for illustrative purposes only and are not forecasts, and actual results may differ materially. Community West Bancshares and United Security Bancshares are under no obligation to (and expressly disclaim any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	December 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$120,955	$56,211
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $154,517 and $179,753, respectively)	139,823	157,382
Marketable equity securities	3,432	3,326
Total investment securities	143,255	160,708
Loans	917,528	930,244
Unearned fees and unamortized loan origination costs - net	(2,101)	(1,782)
Allowance for credit losses	(14,838)	(16,046)
Net loans	900,589	912,416
Premises and equipment - net	9,434	8,668
Accrued interest receivable	7,160	8,104
Other real estate owned (OREO)	8,185	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	12,076	14,419
Cash surrender value of life insurance - net	21,253	20,692
Investment in limited partnerships	4,275	4,275
Operating lease right-of-use assets	3,190	3,069
Other assets	13,453	14,086
Total assets	$1,248,313	$1,211,718
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$421,897	$360,152
Interest-bearing	666,883	697,470
Total deposits	1,088,780	1,057,622
Operating lease liabilities	3,355	3,161
Other liabilities	10,199	9,001
Junior subordinated debentures (TruPS) (at fair value)	6,296	11,572
Total liabilities	1,108,630	1,081,356
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,582,116 at December 31, 2025 and 17,364,894 at December 31, 2024	62,236	61,267
Retained earnings	87,324	83,447
Accumulated other comprehensive loss, net of tax	(9,877)	(14,352)
Total shareholders’ equity	139,683	130,362
Total liabilities and shareholders’ equity	$1,248,313	$1,211,718

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Twelve Months Ended
(In thousands, except share and per-share data)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Interest Income:
Interest and fees on loans	$13,453	$14,266	$13,778	$55,426	$55,236
Interest on investment securities	994	1,040	1,255	4,380	5,209
Interest on deposits at other banks	452	320	113	1,006	306
Total interest income	14,899	15,626	15,146	60,812	60,751
Interest Expense:
Interest on deposits	2,619	3,045	2,933	11,313	9,578
Interest on other borrowed funds	85	162	409	728	4,323
Total interest expense	2,704	3,207	3,342	12,041	13,901
Net Interest Income	12,195	12,419	11,804	48,771	46,850
Provision for Credit Losses	468	948	1,213	5,574	2,963
Net Interest Income after Provision for Credit Losses	11,727	11,471	10,591	43,197	43,887
Noninterest Income:
Customer service fees	743	847	775	2,954	2,918
Increase in cash surrender value of bank-owned life insurance	161	135	151	561	551
Gain on proceeds from bank-owned life insurance	—	—	—	—	573
Gain (loss) on fair value and partial redemption of junior subordinated debentures (TruPS)	191	247	(755)	391	(614)
Other	250	389	(51)	1,180	1,285
Total noninterest income	1,345	1,618	120	5,086	4,713
Noninterest Expense:
Salaries and employee benefits	4,166	3,619	3,470	15,557	13,884
Occupancy expense	971	997	955	3,863	3,686
Data processing expense	403	414	338	1,623	1,114
Technology expense	724	704	663	2,766	2,680
Professional fees	316	331	512	1,643	1,716
Merger-related expenses	674	—	—	674	—
Loan-related expenses	99	110	225	343	861
Regulatory assessments	179	176	204	698	697
Director fees	199	190	100	780	436
Other	1,077	893	963	3,641	3,206
Total noninterest expense	8,808	7,434	7,430	31,588	28,280
Income Before Provision for Taxes	4,264	5,655	3,281	16,695	20,320
Provision for Income Taxes	850	1,632	786	4,407	5,537
Net Income	$3,414	$4,023	$2,495	$12,288	$14,783
Net income per common share
Basic	$0.19	$0.23	$0.14	$0.70	$0.85
Diluted	$0.19	$0.23	$0.14	$0.70	$0.85
Weighted average common shares outstanding
Basic	17,260,401	17,483,334	17,202,166	17,241,750	17,188,384
Diluted	17,269,442	17,488,826	17,207,228	17,246,496	17,190,805

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Twelve Months Ended
(In thousands)	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Average Balances:
Loans (1)	$920,181	$956,832	$939,110	$931,247	$925,993
Investment securities	144,206	147,049	165,214	151,550	168,740
Interest-bearing deposits in other banks	45,009	29,172	9,677	23,860	5,901
Total interest-earning assets	1,109,396	1,133,053	1,114,001	1,106,657	1,100,634
Allowance for credit losses	(16,234)	(15,953)	(16,457)	(15,872)	(15,727)
Nonaccrual loans	5,698	5,685	12,052	6,250	11,906
Cash and non-interest-bearing deposits in other banks	32,030	32,320	34,403	32,743	33,457
Other real estate owned	7,876	7,852	4,582	7,648	4,582
Other non-earning assets	75,374	75,230	75,916	75,511	76,132
Total average assets	$1,214,140	$1,238,187	$1,224,497	$1,212,937	$1,210,984

Interest-bearing deposits	$662,425	$689,444	$684,485	$678,414	$639,727
Junior subordinated debentures (TruPS)	6,464	9,464	12,464	10,196	12,464
Short-term borrowings	—	2,364	16,928	3,296	62,212
Total interest-bearing liabilities	668,889	701,272	713,877	691,906	714,403
Noninterest-bearing deposits	391,046	387,108	366,609	371,859	358,212
Other liabilities	14,211	13,104	11,091	12,909	10,065
Total liabilities	1,074,146	1,101,484	1,091,577	1,076,674	1,082,680
Total equity	139,994	136,703	132,920	136,263	128,304
Total liabilities and equity	$1,214,140	$1,238,187	$1,224,497	$1,212,937	$1,210,984

Average Rates:
Loans (1)	5.80%	5.92%	5.84%	5.95%	5.97%
Investment securities	2.73%	2.81%	3.02%	2.89%	3.09%
Interest-bearing deposits in other banks	3.98%	4.35%	4.65%	4.22%	5.19%
Total earning assets	5.33%	5.47%	5.41%	5.50%	5.52%
Interest-bearing deposits	1.57%	1.75%	1.71%	1.67%	1.50%
Total deposits	0.99%	1.12%	1.11%	1.08%	0.96%
Short-term borrowings	—%	4.70%	5.17%	4.70%	5.64%
Junior subordinated debentures (TruPS)	5.22%	5.62%	6.00%	5.62%	6.55%
Total interest-bearing liabilities	1.60%	1.81%	1.86%	1.74%	1.95%
Net interest margin (2)	4.36%	4.35%	4.22%	4.41%	4.26%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Cash and cash equivalents	$120,955	$66,767	$49,091	$37,894	$56,211
Investment securities	143,255	144,342	150,423	160,534	160,708
Loans, net of unearned fees and unamortized loan origination costs	915,427	958,348	947,329	920,653	928,462
Allowance for credit losses	(14,838)	(16,235)	(15,965)	(15,356)	(16,046)
Net loans	900,589	942,113	931,364	905,297	912,416
Other assets	83,514	82,398	83,259	88,066	82,383
Total assets	$1,248,313	$1,235,620	$1,214,137	$1,191,791	$1,211,718

Non-interest-bearing deposits	$421,897	$384,367	$372,027	$359,135	$360,152
Interest-bearing deposits	666,883	691,533	683,642	667,078	697,470
Total deposits	1,088,780	1,075,900	1,055,669	1,026,213	1,057,622
Other liabilities	19,850	22,338	24,214	32,702	23,734
Total liabilities	1,108,630	1,098,238	1,079,883	1,058,915	1,081,356
Total shareholders’ equity	139,683	137,382	134,254	132,876	130,362
Total liabilities and shareholders’ equity	$1,248,313	$1,235,620	$1,214,137	$1,191,791	$1,211,718

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024
Total interest income	$14,899	$15,626	$15,004	$15,283	$15,146
Total interest expense	2,704	3,207	3,141	2,987	3,342
Net interest income	12,195	12,419	11,863	12,296	11,804
Provision for credit losses	468	948	1,858	2,300	1,213
Net interest income after provision for credit losses	11,727	11,471	10,005	9,996	10,591
Total non-interest income	1,345	1,618	758	1,360	120
Total non-interest expense	8,808	7,434	7,739	7,604	7,430
Income before provision for taxes	4,264	5,655	3,024	3,752	3,281
Provision for income taxes	850	1,632	855	1,070	786
Net income	$3,414	$4,023	$2,169	$2,682	$2,495

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	December 31, 2025	December 31, 2024
Real estate - construction and development	$5,685	$12,198
Installment and student loans	37	—
Total nonaccrual loans	5,722	12,198
Loans past due 90 days and still accruing	—	421
Total nonperforming loans	5,722	12,619
Other real estate owned	8,185	4,582
Total nonperforming assets	$13,907	$17,201

Nonperforming loans to total gross loans	0.63%	1.36%
Nonperforming assets to total assets	1.12%	1.42%
Allowance for credit losses to nonperforming loans	258.68%	127.16%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Return on average assets	1.12%	0.81%	1.01%	1.22%
Return on average equity	9.67%	7.47%	9.02%	11.52%
Efficiency ratio (1)	65.09%	60.79%	58.76%	54.82%
Annualized net charge-offs to average loans	0.63%	0.57%	0.66%	0.28%

			December 31, 2025	December 31, 2024
Shares outstanding - period end			17,582,116	17,364,894
Book value per share			$7.94	$7.51
Tangible book value per share (2)			$7.69	$7.25
Loan-to-deposit ratio			84.08%	87.79%
Allowance for credit losses to total loans			1.62%	1.72%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			12.56%	12.57%
Bank			12.40%	12.59%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.
(2) This is a non-GAAP Measure.